Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
The Mint Leasing, Inc.
Houston, Texas

We hereby consent to the inclusion in this Registration Statement of The Mint Leasing, Inc. on Form S-1, Amendment No. 2, of our audited report dated April 16, 2012, for the consolidated balance sheets of The Mint Leasing, Inc. as of December 31, 2011 and December 31, 2010, and the related statements of operations, stockholders' equity and cash flows for the twelve month periods then ended, appearing in the Prospectus which is part of the Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus forming a part of the Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

October 4, 2012